Exhibit 10.1

WAIVER AGREEMENT

This WAIVER AGREEMENT (this “Waiver Agreement”) is effective as of May 31, 2023 (the “Effective Date”), by and between ZipRecruiter, Inc., a Delaware corporation (the “Company”) and Ian Siegel, Chief Executive Officer of the Company (“you”) with respect to the following facts:

WHEREAS, your Change in Control and Severance Agreement (the “Agreement”) provides certain benefits if you resign for Good Reason, as defined in your Agreement, upon the occurrence of certain events or conditions, without your express consent, including a material reduction by the Company in your Base Salary (other than in connection with a general decrease in the salary of all similarly situated employees or to the extent necessary to make your salary commensurate with those of other employees of the Company or its successor entity or parent entity who are similarly situated with you following a Change in Control);

WHEREAS, you have requested that your current Base Salary shall be reduced by 30%, with such reduction to take effect as of the Effective Date, and may therefore alter the terms of your participation in certain benefit plans (collectively, the “Salary Reduction”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you hereby agree as follows:

1.	There are no circumstances that presently give rise to Good Reason.

2.	For purposes of your Agreement, and for all other purposes (including as to any of your equity awards), the Salary Reduction shall not constitute Good Reason and any application of Good Reason shall not consider the reduction of your Base Salary (or the associated consequences, including changes in your participation in benefit plans) by this Waiver Agreement beginning on the Effective Date.

3.	You agree and acknowledge that the Salary Reduction is expected to have adverse effects on your participation in certain benefit plans. You agree and acknowledge that these changes will not constitute Good Reason beginning on the Effective Date.

4.	Your Base Salary shall not be increased, except with the prior written consent of the Company.

5.	You have no entitlement or expectation (x) that the Salary Reduction will be reversed, (y) that your Base Salary will be increased, or (z) that you will receive any true-up, gross-up, or other similar payment to compensate you, wholly or partially, or directly or indirectly, for the Salary Reduction and/or the waivers contemplated hereby.

6.	As of immediately following the effectiveness of this Waiver Agreement and at all times thereafter, any application of Good Reason shall only be in reference to your Base Salary as then in effect, notwithstanding anything to the contrary in the Agreement or otherwise in this Waiver Agreement.

7.	You agree and acknowledge that if you are subject to a termination for which severance entitlements are paid, such severance entitlements will be calculated in reference to your Base Salary as then in effect, after giving effect to this Waiver Agreement.
8.	You have been given the opportunity to consult with a tax and financial advisor with respect to this Waiver Agreement and confirm that you accept this Waiver Agreement voluntarily and without conditions.

9.	This Waiver Agreement shall be subject to California law, without reference to conflict of laws provisions. If one or more provisions of this Waiver Agreement are unenforceable, you agree that the other provisions shall be enforced to the maximum extent of applicable law, and the offending provisions shall be renegotiated in good faith by you.
Please acknowledge receipt of this Waiver Agreement by signing and returning it to the Company.

ZipRecruiter, Inc.,
a Delaware corporation

By:	/s/ David Travers
Name:	David Travers
Title:	President

AGREED AND ACCEPTED:
By:	/s/ Ian Siegel
Name:	Ian Siegel

[Signature Page to Good Reason Waiver]

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